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                                                                Exhibit 10.25

                 INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC.

                            EMPLOYEE RETENTION BONUS PLAN

                              (Effective March 27, 1998)

INTRODUCTION

The International Wireless Communications Holdings, Inc. Employee Retention Bonus Plan (the "Plan") was established by International Wireless Communications Holdings, Inc., a Delaware corporation ("IWCH"), effective March 27, 1998. The Plan provides a Retention Bonus to specified employees of IWCH and its subsidiaries.

This document is intended to constitute the official Plan text and the summary plan description required by the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

WHO IS ELIGIBLE TO RECEIVE PLAN BENEFITS?

You qualify for participation in the Plan if you meet all of the following requirements:

- On May 1, 1998, you are an active, full-time employee of IWCH or a subsidiary of IWCH.

- You have not been notified in writing before May 1, 1998, that your employment will be terminated.

-    You either:

          - Remain continuously employed with IWCH or a subsidiary of IWCH through the date any payment is owed hereunder, or

          - Leave IWCH before the date any payment is owed hereunder, because your employment is terminated, in the discretion of IWCH, for lack of work (or you are otherwise terminated involuntarily and without cause). In this case, you will be required to sign a General Release and Waiver Form releasing IWCH from any claims you may have.

- You continue as a satisfactory employee, as determined by IWCH, until you are released by IWCH in accordance with its business needs.

WHO IS NOT ELIGIBLE TO RECEIVE BENEFITS?

You are NOT eligible to receive benefits under the Plan if:


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-    You are discharged for cause as determined by IWCH.  "Cause" means that you have committed a crime, have engaged in willful misconduct, have committed gross negligence, have violated IWCH policies, have breached IWCH's confidentiality requirements or have engaged in insubordination. A discharge will not be treated as a discharge for cause unless you have been notified in writing of the cause and have been given a reasonable opportunity to cure the problem.

- You resign from IWCH, in which case you will not be entitled to any payments under the Plan which have not accrued as of the date of your resignation. "Resign" means that you terminate your employment at your own request, you fail to return promptly from a Leave of Absence, or you are absent for more than three days without written notice or permission.

-    You are a temporary, part-time or inactive employee.

- You are an independent contractor with respect to IWCH and/or a subsidiary of IWCH.

- You do not satisfy one or more of the eligibility requirements described in the Plan.

RETENTION BONUS

AMOUNT OF RETENTION BONUS

The amount of your Retention Bonus will be equal to a percentage of your base salary (at the rate in effect on May 1, 1998). IWCH will advise you in writing of the percentage that applies to you.

AMOUNT OF CHANGE OF CONTROL BONUS

In addition to the above Retention Bonus, if more than 50% of the outstanding common stock of IWCH is sold or if any of IWCH's core assets (core assets being defined for purposes of this Plan as all of IWCH's business interests in China (Star Digitel Limited), Indonesia (Mobisel), Pakistan and/or Brazil) are sold before January 1, 2000, then you will be paid a Change of Control Bonus calculated as a percentage of your Retention Bonus described above. The percentage depends on the total consideration paid for such stock (including amounts paid to holders of options, warrants and convertible securities) or core assets less the principal amount of indebtedness directly related to such stock or core assets which is not assumed by the purchaser (Net Sale Price), as set forth in this table:


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

                  NET SALE PRICE             CHANGE OF CONTROL BONUS AS A
                                             PERCENTAGE OF RETENTION BONUS
--------------------------------------------------------------------------------
          Between $100 and $300 million                   50%

               $301 million or more                      100%


For example, assume that your base salary is $50,000 per year and your Retention Bonus is 25% of your base salary (or $12,500). Assume further that IWCH is sold for $275 million. Your Change of Control Bonus would be $6,250.

TIME AND AMOUNT OF PAYMENT

Your Retention Bonus will be paid to you in two payments - 50% on July 1, 1999, and 50% on January 1, 2000, provided that you have remained eligible to participate in the Plan. If you have been terminated without cause, or this Plan shall have been terminated, repudiated, or rejected, you shall be deemed to have earned in full and shall be entitled to receive a lump sum payment equal to your maximum possible, unpaid Retention Bonus. Such payment will be made within ten business days following your execution of a General Release and Waiver Form and any applicable rescission period for such release shall have lapsed. If you are paid the first payment (on July 1, 1999) but subsequently resign or otherwise cease to be eligible to participate in the Plan, you will be entitled to retain the first payment but will forfeit any right to receive the second payment.

Your Change of Control Bonus will be paid to you immediately upon the sale of more than 50% of the outstanding common stock of IWCH, provided that you have remained eligible to participate in the Plan as of the date such sale is consummated. In the event of a sale of one or more of the core assets of IWCH, your Change of Control Bonus will be paid to you immediately upon such sale, provided that you have remained eligible to participate in the Plan as of the date such sale is consummated. If the sale of one or more core assets does not exceed $100 and $300 million respectively, but subsequently a sale of more than 50% of the outstanding common stock of IWCH or the sale of other core assets, when added to the value of any prior sales, would cumulatively exceed the $100 and $300 million amounts, the applicable Change of Control Bonus for sales exceeding a Net Sale Price of $100 and $300 million will be paid immediately, provided that you have remained eligible to participate in the Plan as of the date the necessary subsequent sales are consummated.

The amount of any cash payment to be received by you pursuant to the Plan shall be reduced (but not below zero) by the amount, if any, necessary to prevent any part of any payment or benefit received or to be received by you in connection with a change in ownership or effective control of IWCH or a change in the ownership of a substantial portion of its assets or the termination of your employment with IWCH or any of its subsidiaries or their successors from being treated as an excess parachute payment within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended.


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IWCH will withhold the appropriate federal, state, local and foreign income and employment taxes from any cash payments made under the Plan. The Retention Bonus will not count as compensation under any other plan of IWCH, such as life insurance or 401(k). If you are terminated without cause and receive a Retention Bonus, your Retention Bonus will replace any other severance benefit that might have been payable (unless IWCH has expressly agreed in writing that your Retention Bonus will supplement the other benefit). Your Retention Bonus will not affect any annual incentive bonus or other compensation benefits to which you are entitled.

DEATH

If you die before January 1, 1999, no Retention Bonus will be paid under the Plan unless your employment was previously terminated by IWCH without cause. If you die after you became entitled to receive the Retention Bonus but before you actually receive it, then your Retention Bonus will be paid to your surviving spouse or, if there is no surviving spouse, to your estate.

NON-ALIENATION OF BENEFITS

To the full extent permitted by law, no Plan benefit may be made subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so will be void.

APPLICABLE LAW

The Plan will be construed in accordance with ERISA and, to the extent they are not preempted by ERISA, with the laws of the State of California.


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ADMINISTRATION AND OPERATION OF THE PLAN

PLAN SPONSOR AND PLAN ADMINISTRATOR

IWCH is the "plan sponsor" and the "plan administrator" of the Plan, as these terms are used in ERISA.

ADMINISTRATIVE POWER AND RESPONSIBILITY

IWCH, as plan administrator, is the named fiduciary that has the authority to control and manage the operation and administration of the Plan. IWCH has the sole discretion to adopt rules, regulations, interpretations and computations under the Plan. It may take such other action to administer the Plan as it may deem appropriate in its sole discretion. Such rules, regulations, interpretations, computations and other actions are conclusive and binding upon all persons. IWCH may engage other persons or organizations to provide advice or perform services with respect to its responsibilities under the Plan.

SERVICE IN MORE THAN ONE FIDUCIARY CAPACITY

Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.

PERFORMANCE OF RESPONSIBILITIES

The responsibilities of IWCH under the Plan will be carried out on its behalf by its directors, officers, employees and agents, acting on behalf of IWCH in their capacity as directors, officers, employees and agents and not as individual fiduciaries. IWCH may delegate any of its fiduciary responsibilities under the Plan to another person pursuant to a written instrument that specifies the fiduciary responsibilities that are delegated to that person.

CLAIMS, INQUIRIES AND APPEALS

APPLICATIONS FOR BENEFITS AND INQUIRIES

All applications for benefits and all inquiries concerning the Plan, or present or future rights to benefits under the Plan, must be submitted to IWCH in writing and addressed as follows: "International Wireless Communications Holdings, Inc., Plan Administrator Under the International Wireless Communications Holdings, Inc. Employee Retention Bonus Plan, Attention:
Steven D. Overly, Esq., 400 South El Camino Real, Suite 1275, San Mateo,
CA 94402."  An application for benefits must be signed by the applicant.

DENIAL OF CLAIMS

If an application for benefits is denied, in whole or in part, IWCH will notify the applicant in writing of the denial and of the right to a review of the claim. The written notice will explain, in a way that the applicant can understand, the specific reasons for the denial, specific references to


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the Plan provision on which the denial is based, a description of any information or material necessary to perfect the application, an explanation of why the material is necessary and an explanation of the Plan's review procedure. The written notice will be given to the applicant within 90 days after IWCH receives the application, unless special circumstances require an extension of time of up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the termination of the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which IWCH expects to make its decision on the application for benefits. If written notice of denial of the application for benefits is not provided within the time specified in this section, the application will be deemed denied. The applicant will be permitted to appeal the denial in accordance with the Review Procedure set forth below.

REVIEW PANEL

IWCH will appoint a "Review Panel." The Review Panel will be the named fiduciary that has the authority to act with respect to any appeal from a denial of benefits.

REQUESTS FOR A REVIEW

Any person whose application for benefits is denied (or is deemed denied) in whole or in part, or such person's duly authorized representative, may appeal from the denial by submitting a request for a review of the application to the Review Panel within 60 days after receiving written notice of the denial from IWCH (or, in the case of a deemed denial, within 60 days after the application is deemed denied). IWCH will give the applicant or the representative an opportunity to review pertinent documents that are not privileged in preparing a request for a review. A request for review must be in writing and must be addressed as follows: "Review Panel Under the International Wireless Communications Holdings, Inc. Employee Retention Bonus Plan, Attention: Steven
D. Overly, Esq., 400 South El Camino Real, Suite 1275, San Mateo, CA 94402." A request for review must provide all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant deems pertinent. The Review Panel may require the applicant to submit such additional facts, documents or other material as it may deem necessary or appropriate in making its review.

DECISION ON REVIEW

The Review Panel will act on each request for review and notify the applicant within 60 days after receiving the review request, unless special circumstances require an extension of time, up to an additional 60 days, for processing the request. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. The Review Panel will give prompt, written notice of its decision to the applicant and to IWCH. In the event that the Review Panel confirms the denial of the application for benefits in whole or in part, the notice will explain, in a way that the applicant can understand, the specific reasons for the denial and specific references to the Plan provisions on which the decision is based. If written notice of the Review Panel's decision is not given to the applicant within the time prescribed in this section, the application will be deemed denied on review.


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RULES AND PROCEDURES

The Review Panel will adopt such rules and procedures, consistent with the Plan and with ERISA, as it may deem necessary or appropriate in carrying out its responsibilities under the Plan. The Review Panel may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant's own expense.

EXHAUSTION OF REMEDIES

No legal action for benefits under the Plan may be brought unless and until the claimant (1) has submitted a written application for benefits, (2) has been notified by IWCH that the application is denied or is deemed denied, (3) has filed a written request for a review of the application and (4) has been notified in writing that the Review Panel has affirmed the denial of the application, or the application is deemed denied.

BASIS OF PAYMENTS TO AND FROM THE PLAN

All benefits under the Plan will be paid by IWCH. The Plan is unfunded, and benefits will be paid only from the general assets of IWCH.

YOUR RIGHTS UNDER ERISA

This is a welfare plan sponsored by IWCH. IWCH is not required by law to provide welfare benefits. However, certain legal requirements under ERISA must be met for any benefits IWCH wishes to offer. ERISA requires that you be given an opportunity to learn what these benefits are and your rights to them under the law. This combined Plan and summary plan description booklet is one way to help keep you informed.

As a participant in the Plan, you are entitled to certain rights and protections under ERISA, which provides that all Plan participants are entitled to:

- Examine, without charge, at the plan administrator's office and at other specified locations such as work sites, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor.

- Obtain copies of all Plan documents and other Plan information upon written request to the plan administrator. The plan administrator may make a reasonable charge for the copies.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.


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No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under this Plan or exercising your rights under ERISA.

IF YOUR CLAIM FOR A BENEFIT UNDER THIS PLAN IS DENIED IN WHOLE OR IN PART--you must receive a written explanation of the reason for the denial. You have the right to have the Plan review and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.

IF YOU HAVE A CLAIM FOR BENEFITS THAT IS DENIED OR IGNORED, IN WHOLE OR IN PART--you may file suit in a state or federal court.

IF IT SHOULD HAPPEN THAT PLAN FIDUCIARIES MISUSE THE PLAN'S MONEY, OR IF YOU ARE DISCRIMINATED AGAINST FOR ASSERTING YOUR RIGHTS--you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees (e.g., if the court finds your claim frivolous).

IF YOU HAVE ANY QUESTIONS ABOUT YOUR PLAN--you should contact Steven D. Overly at IWCH headquarters.

IF YOU HAVE ANY QUESTIONS ABOUT THIS STATEMENT OF YOUR RIGHTS, OR ABOUT YOUR RIGHTS UNDER ERISA--you should contact the nearest Area Office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor,
200 Constitution Avenue, N.W., Washington, D.C. 20210.

IMPORTANT PLAN FACTS

PLAN ADMINISTRATOR AND PLAN SPONSOR

International Wireless Communications Holdings, Inc., 400 South El Camino Real, Suite 1275, San Mateo, CA 94402, is the plan administrator and plan sponsor for the Plan and attends to all details of Plan administration. The telephone number is (650) 548-0808. The plan administrator and the designated fiduciaries have complete discretionary authority to determine eligibility for benefits and to interpret the terms of the Plan.

EMPLOYER ID NUMBER

The Employer Identification Number assigned to IWCH by the IRS is 94-3248701.

PLAN ID NUMBER


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The Plan Number assigned to the Plan by IWCH is 525.

PLAN TYPE

Welfare plan - severance.

PLAN YEAR

The plan year is the calendar year.

PLAN CONTINUANCE

IWCH reserves the right to amend or terminate the Plan at any time and for any reason by action of its Board of Directors or the authorized delegate of its Board of Directors. If the Plan should be terminated or changed, it will not affect your right to any benefits to which you have already become entitled.

LEGAL SERVICE

Process can be served on the Plan by directing such service to Steven D. Overly, Esq., International Wireless Communications Holdings, Inc., 400 South El Camino Real, Suite 1275, San Mateo, CA 94402.


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